Registration No. 333-72258

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                               AMENDMENT NO. 2 To

                                    FORM S-3


                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                              BOUNDLESS CORPORATION
             (Exact name of Registrant as specified in its charter)

                 Delaware                                  13-3469637
     (State or other jurisdiction of                   (I.R.S. Employer
      incorporation or organization)                  Identification No.)

                                100 Marcus Blvd.
                            Hauppauge, New York 11788
                                 (631) 342-7400
   (Address and telephone number of registrant's principal executive offices)

                                                         Copies to:
            Joseph Gardner                         Joseph Cannella, Esq.
            100 Marcus Blvd.              Fischbein o Badillo o Wagner o Harding
       Hauppauge, New York 11788                      909 Third Avenue
 (Name and address and telephone number          New York, New York 10022
         of agent for service)                        (212) 826-2000

      APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

      If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:

      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered in connection with dividend or interest reinvestment plans, check the following box: |X|

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:

      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:

      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box:

                         CALCULATION OF REGISTRATION FEE


---------------------------------------------------------------------------------------------------------
                                              Proposed Maximum       Proposed Maximum
   Title Of Securities       Amount To Be    Offering Price Per     Aggregate Offering      Amount Of
    To Be Registered         Registered(1)        Share(2)               Price(2)        Registration Fee
---------------------------------------------------------------------------------------------------------
Common Stock, $.01
Par value............          1,770,172            $0.95               $1,681,664          $420.42(3)
---------------------------------------------------------------------------------------------------------
Common Stock, $.01
Par value............             47,397            $0.40               $   18,959          $  1.75
---------------------------------------------------------------------------------------------------------
Total................          1,817,569                                                    $422.17
---------------------------------------------------------------------------------------------------------

      (1) This Registration Statement also includes an indeterminable number of shares of common stock which may be issued under the anti-dilution provisions of warrants held by certain selling stockholders or which may be issued with respect to the conversion of any interest accrued under certain convertible notes payable by the Registrant. Includes 1,770,172 shares registered pursuant to the initial filing of the Registration Statement on October 26, 2001, and an additional 47,397 shares being registered under this Amended Registration Statement.

      (2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, based on the average of the high and low prices of the Registrant's common stock as reported by the American Stock Exchange on October 22, 2001 with respect to the 1,770,172 shares initially registered and on September 3, 2002 with respect to the 47,397 additional shares being registered hereby.

     (3) Previously paid.

      The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the commission, acting pursuant to said section 8(a), may determine.


                SUBJECT TO COMPLETION, DATED September [ ], 2002


PROSPECTUS

      The information in this prospectus is not complete and may be changed. Selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                              BOUNDLESS CORPORATION


                        1,817,569 SHARES OF COMMON STOCK


      The shares are being offered by certain stockholders named in the prospectus. These stockholders also include certain holders of warrants. These stockholders have the right to determine both the number of shares they will offer and the time or times when they will offer shares. They may sell the shares at the market price at the time of sale or at such other prices as they may negotiate. We will not receive any proceeds from the sale of the shares in this offering although we may receive proceeds from the exercise of warrants.


      Our common stock is quoted on the American Stock Exchange under the symbol "BND". On September 3, 2002, the closing sale price of our common stock, as reported by the American Stock Exchange, was $0.40 per share.

                   -----------------------------------------
                   These are speculative securities and this
                   investment involves a high degree of risk.
                    See "Risk Factors" beginning on page 4.
                   -----------------------------------------


      The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.


                  The date of this prospectus is [       ]

      You should rely only on the information contained in or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. Offers of these securities are not being made in any state where the offer is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus is accurate as of any date other than the date on the front of this prospectus.

                                TABLE OF CONTENTS
                                                                            PAGE
                                                                            ----


PROSPECTUS SUMMARY ...........................................................2

RISK FACTORS..................................................................4

WHERE YOU CAN FIND MORE INFORMATION..........................................12

USE OF PROCEEDS FROM EXERCISE OF WARRANTS ...................................13

SELLING STOCKHOLDERS.........................................................14

PLAN OF DISTRIBUTION.........................................................17

INDEMNIFICATION OF DIRECTORS AND OFFICERS....................................19

LEGAL MATTERS................................................................19

EXPERTS......................................................................19

                               PROSPECTUS SUMMARY

About Our Company


      We were incorporated in 1988 under the laws of the State of Delaware. Through our subsidiaries- Boundless Manufacturing Services, Inc. and Boundless Technologies, Inc.- we provide manufacturing services and general display terminals.

      Boundless Manufacturing Services, Inc. is pursuing opportunities in the electronic manufacturing services ("EMS"), or contract manufacturing, marketplace. EMS providers like Boundless Manufacturing offer various services to other companies who believe that the EMS provider is capable of efficiencies that they are not capable of internally. As of August 28, 2002, we owned 75% of the outstanding shares of common stock of this subsidiary. Boundless Manufacturing operates from a facility in Hauppauge, NY. Services include the management of a customer's suppliers, plug-in circuit board assembly and test, systems assembly and test, distribution and logistics, repair centers and management of a product during its discontinuation. Boundless Manufacturing also offers in-house engineering expertise- product design, test development, product development- to significantly reduce time-to-market for original equipment manufacturers ("OEM") customers. Boundless Manufacturing provides a complete supply chain that is designed and built to each customer's specifications. Boundless Manufacturing also has post-manufacturing support capability in Chicago, Atlanta, Los Angeles and The Netherlands.

      Boundless Manufacturing is focused on delivering a level of service and commitment to both middle-market OEMs, and start-up companies, that is currently only available to top tier customers from the larger EMS companies. Boundless Manufacturing will develop relationships with those companies whose supply chains can be completed or complemented by our unique capabilities, and diversify revenue risk by winning customers in several vertical markets including data storage, public and premise telco, office technology products, industrial controls and custom or embedded "PC" applications.

      Boundless Technologies, Inc., a wholly-owned subsidiary, is engaged in supplying computer terminals for commercial use. Our general strategy is to provide fast, easy-to-use, and cost-effective products that enable access to applications and data in commercial environments running on mainframes, mid-range, and Unix systems. Boundless Technologies offers standard and custom models of its computer terminals primarily to retail, financial, telecommunications and wholesale distribution businesses requiring them for data entry and point of sale activities.

      In June 2001, Boundless Technologies sold its thin client (Windows-based Terminals) product line to Neoware Systems, Inc. for $1,600,000. This transaction was part of our strategy to realign our operations to focus on both our more profitable product lines and electronic manufacturing services. The transaction enabled us to eliminate annual expenses for marketing and sales of approximately $2,000,000, and consolidate some operations of Boundless Technologies and Boundless Manufacturing.

      We also own a controlling interest in Merinta Inc. We created this subsidiary in January 2000 to pursue business opportunities in the internet marketplace. We had intended to operate Merinta until it became self-funding. We successfully raised $5,000,000 through the sale of preferred stock of Merinta to National Semiconductor Corporation in a transaction completed November 17, 2000. However, following this investment, our then bank group prohibited us from making additional cash contributions toward the operating expenses of Merinta. Merinta was not able to generate cash to meet its operating needs and we were not able to raise additional equity capital for Merinta. As a result, we discontinued the operations of Merinta during the second quarter of 2001.

      Our principal executive offices are located at 100 Marcus Blvd., Hauppauge, New York 11788 and our telephone number is (631) 342-7400. We maintain a world wide web site at www.boundless.com. This reference to our world wide web site address does not constitute incorporation by reference of the information contained therein.

The Offering

      The purpose of this offering is to register the resale of the shares of common stock owned by the selling stockholders or to be owned by them if they exercise warrants. The selling stockholders are required to deliver a copy of this prospectus in connection with any sale of these shares.

      Common stock offered.......................................    1,817,569 shares
      Common stock outstanding...................................    6,705,404 shares
      Common stock outstanding if all shares offered are sold....    7,465,096 shares
      Net offering proceeds to us:...............................    None

      Please note the following:

            o The 1,817,569 shares offered consist of 759,692 shares that are purchasable from us upon exercise of warrants.

            o We may receive proceeds of up to $4,628,751 from the exercise of the warrants prior to the sale of the underlying shares by selling stockholders, if all such warrants are exercised by selling stockholders who do not utilize cashless exercise provisions of their warrants.

                                  RISK FACTORS

      You should carefully consider the risks described below before making an investment decision. If any of the following or other risks actually occur, our business, financial condition or results of operations could be materially and adversely affected.

Because we have had declining revenues and significant losses we may not be able to achieve future profitability.

      Our net revenue for the year ended December 31, 2000, was $64,544,000 and our net revenue for the year ended December 31, 2001, was $59,581,000. We recorded a net loss for 2000 of $17,259,000 and a net loss for 2001 of $10,942,000. For the first six months ended June 30, 2002, we recorded revenues of $16,744,000 and net income of $290,000. Included in our 2002 second quarter results is a gain of $4,515,000 relating to settlement on a portion of our then outstanding debt. We cannot assure you that we will be able to generate sufficient revenue to achieve or sustain future profitability.

      In addition to substantial prior period losses, we had, as of June 30, 2002, a stockholders' deficit of $3,323,000 and had a working capital deficit totaling $5,081,000, resulting primarily from the reclassification of debt under the Company's loan and mortgage agreements to current liabilities as a result of loan covenant violations. The report of our independent certified public accountants included in our Annual Report on Form 10-K for the year ended December 31, 2001, contains a going concern modification. These factors raise substantial doubt about our ability to continue as a going concern.

Our debt and continued negative cash flow could i) materially impede our ability to operate, ii) soon require additional financing, and iii) lead to our stock being delisted from the American Stock Exchange.

      As of June 30, 2002, we had a working capital deficit of $5,081,000 as compared to a working capital deficit of $16,473,000 at December 31, 2001 and working capital of $3,435,000 at December 31, 2000. Historically, we have relied on cash flow from operations, bank borrowings and sales of common stock to finance working capital, capital expenditures and acquisitions.

We are highly leveraged. As of June 30, 2002, we had a tangible net worth deficit of $6,997,000 and total liabilities of $23,401,000. The liabilities at June 30, 2002, included a revolving loan of $754,000 plus interest maturing June 2006, capital lease obligations in the amount of $1,465,000, which require monthly principal and interest payments through March 2006, a ten-year promissory note in the amount of $5,870,000, which requires monthly principal and interest payments through July 1, 2009, and term notes in the amount of $2,950,000. With the exception of $380,000, which must be paid no later than September 30, 2002, only payments for interest, at the rate of 5% per annum, are required to be made on the term notes until the earlier of April 1, 2003 or the date on which we receive equity capital investments of at least $2,000,000. Thereafter, we are required to pay off the Term Notes by making 51 consecutive monthly payments of principal and interest based on a 60-month amortization schedule, except that the 51st payment will include the balance due on the Term Notes.

      As of June 27, 2002, we entered into agreements with our then secured lenders to terminate our revolving credit facility and to release their liens on our personal property. At the same time, we entered into another secured revolving credit facility with The CIT Group/Business Credit, Inc. ("CIT") pursuant to which CIT was granted a lien on all of our personal property and was pledged substantially all of the outstanding capital stock of our subsidiaries. In general, the CIT Credit Line permits us to borrow against a percentage of our eligible accounts receivable and our eligible inventory. The maximum availability under the CIT Credit Line is $8,500,000 and the term of the facility is three years, subject to annual renewals thereafter. As of August 27, 2002, we had $786,000 outstanding under the credit facility.

      As a result of our past losses we have not been able to pay outstanding bills when due. We have undertaken a number of activities to restructure our business, reduce our operating expenses, and improve cashflow:

      o On June 29, 2001 we completed the sale of our thin client business to Neoware Systems, Inc. The sale included our Capio(R) product line, SAM Remote Administrator Software, associated intellectual properties and access to the existing thin client distribution and customer databases. The sale also included an outsourcing arrangement to continue to produce, service, and support the Capio family of products for Neoware. Gross proceeds from the sale amounted to $1,600,000.

      o The sale of our thin client business to Neoware also allowed us to eliminate annualized expenses in marketing and sales of approximately $2,000,000. In addition, the sale allowed us to consolidate functions within Boundless Technologies and Boundless Manufacturing to further reduce expenses.

      o During the quarter ended June 30, 2001, we sold to fourteen individuals 947,877 shares of unregistered Common Stock of the Company, along with warrants, for gross proceeds of $964,000. Proceeds of the offering were used for general working capital purposes.

      o We have more aggressively managed our employment levels, through reduction-in-force actions, to be in line with our revenue projections.

      o We closed our facility in Boca Raton, Florida, and consolidated its operations into our Hauppauge, New York, facility. As part of this transaction we sold certain machinery and equipment located in the Boca Raton facility for $425,000, net of expenses.

      o As part of the restructuring of our debt, we have reached agreement with our unsecured creditors representing approximately $10,234,965 of debt which requires us to make cash payments totaling approximately $2,881,203 and to issue shares of mandatorily redeemable convertible preferred stock with a stated value of approximately $3,115,218. The cash payments are scheduled as follows: during calendar year 2002 - $1,438,748; 2003 - $584,996;
            2004 - $643,681; 2005 - $142,520; and 2006 - $71,258. As of
            September 3, 2002, approximately $1,928,000 of trade payables had not been negotiated and were past due.

      o During July 2002, we sold to nine individuals 267,367 shares of unregistered Common Stock of the Company, along with warrants, for gross proceeds of $162,000. Proceeds of the offering were used for general working capital purposes.

      o The secured revolving credit facility entered into with CIT requires us to raise $2,000,000 of equity or subordinated debt by March 31, 2003.

      On May 2, 2002, we were advised by the American Stock Exchange that, based on a review of our financial results for the period ended December 31, 2001, we were below certain of the standards for continued listing of our Common Stock on that exchange. Specifically, we had shareholder's equity of less than $2,000,000 and losses from continuing operations and/or net losses in two of our three most recent fiscal years; and that we had sustained losses which were so substantial in relation to our overall operations and financial resources that it appeared questionable as to whether we would be able to continue operations or meet our obligations as they mature. To maintain our listing, we were required to submit a plan that would bring us into compliance with the continued listing standards within a maximum of 18 months.

      On May 29, 2002, we submitted the required plan to the American Stock Exchange. The plan, based substantially on the items listed above, was approved by the American Stock Exchange July 1, 2002. There can be no assurance we will execute the plan such that we meet the continued listing requirements.

      We expect to require additional funding in order to pay our past due debts and to grow. Our ability to obtain the necessary financing, and its cost to us, is uncertain. Accordingly, we may be forced to curtail, and may not be able to fund, our ongoing operations. We also may engage in mergers, acquisitions, or other transactions on terms which may not be as favorable to us as terms afforded companies whose financial position is more secure.

Our recent greater emphasis on providing electronic manufacturing services may not increase our revenues quickly enough to offset the decline in our sales of general display terminals.

      Boundless Manufacturing Services is pursuing opportunities in the electronic manufacturing services marketplace. We entered this market in January 2000. We are focused on delivering a level of service and commitment, to both middle-market original equipment manufacturers, and start-up companies, that is currently only available to top tier customers from the larger electronic manufacturing services companies. We will develop relationships with those customers whose supply chains can be completed or complemented by our unique capabilities, and diversify revenue risk by winning customers in several vertical markets.

      Our strategy has required us to expend substantial time and effort to obtain manufacturing contracts with potential customers. We are in the initial stages of marketing the manufacturing capabilities we possess. It is, therefore, too early to determine if our new strategy will accelerate our revenue growth.

Electronic Manufacturing requires significant investment, which we may not be able to adequately finance.

      The electronic manufacturing services business requires a significant investment in inventory and accounts receivable. As a result of the borrowing base formula of our secured revolving credit facility with CIT, the credit available to us could be adversely restricted in the event of further declines in our sales, and we may not be able under our revolving credit line to finance the purchase of supplies that we would need to meet increases in orders.

Our deteriorated working capital position may affect our ability to retain existing customers and obtain new ones.

      Our lack of profitability and limited borrowing capability has limited our ability to raise additional capital and obtain new manufacturing contracts. Once a contact with a potential customer is initiated, it generally takes between two and six months to conclude the contract and begin manufacturing operations. A customer's decision to award a contract to us is predicated in part on its belief that we will have the financial resources to meet the delivery and quantity requirements that its customers demand. If we fail in executing our obligations, the customer stands to suffer significant interruption in its business as it may again take between two and six months to conclude an agreement with a new EMS company.

      We do not believe that we have lost an existing customer due to our financial condition to date; however, we have been required to devote substantial time during the sales cycle to explain our financial condition to prospective customers. We are not aware of any specific prospective customer who has declined to award us its business based on our financial condition. It is reasonable to assume our ability to conclude contracts with large customers is affected by our financial condition.

Some of our EMS competitors have significantly more resources and other advantages available to them.

      We encounter aggressive competition in all areas of our business. We have numerous competitors, ranging from some of the world's largest corporations to many relatively small and highly specialized firms. We compete primarily on the basis of performance, price, quality, reliability, distribution and customer service and support. To be successful in the contract manufacturing business we must continually provide our customers cost decreases while maintaining quality and reliability levels. Our relatively small size does not allow us the purchase discounts available to some of our competitors. As a result, cost reductions necessary to maintain our customer base must come from increases in manufacturing efficiencies and other value-added services we make available. In some of our markets, we may not be able to compete successfully against current and future competitors, and the competitive pressures we face could harm our business and prospects.

We sell to third party distribution partners and OEMs, some of whom may be financially unsound and whose product needs may fluctuate.

      We use third-party distributors to sell our products. As a result, the financial soundness of our wholesale and retail distributors, and our continuing relationships with these distributors, are important to our success. Some of these distributors may have insufficient financial resources and may not be able to withstand changes in business conditions. In the fiscal years ending

December 31, 2000 and 2001, several small distributors and EMS customers either declared bankruptcy or were unable to pay us for services and products we provided to them, forcing us to write-off accounts receivables which we had recorded on our books of record. Our revenue and earnings could suffer if our customers' financial condition or operations weaken or if our relationship with them deteriorates.

      Additionally, inventory management becomes increasingly complex as we continue to sell a significant mix of products through distributors. Distributors may increase orders during times of product shortages, cancel orders if their inventory is too high or delay orders in anticipation of new products. If we have excess inventory, we may have to reduce our prices and write down inventory, which in turn could result in lower gross margins.

We rely on suppliers for reliability in component quality and delivery.

      Our manufacturing operations depend on our suppliers' ability to deliver quality components and products in time for us to meet critical manufacturing and distribution schedules. Our general display products are based on older technologies; and we have in the past experienced production delays due to component discontinuation. We sometimes experience a short supply of certain component parts as a result of strong demand in the industry for those parts. If shortages or delays persist, our operating results could suffer until other sources can be developed.

      In order to secure components for the production of new products, at times we make advance payments to suppliers, or we may enter into noncancelable purchase commitments with vendors. If the prices of these component parts then decrease after we have entered into binding price agreements, our earnings could suffer. Further, we may not be able to secure enough components at reasonable prices to build new products in a timely manner in the quantities and configurations needed. Conversely, a temporary oversupply of these parts could also affect our operating results.

Acquisitions, divestitures, and other transactions involving our EMS business would carry certain risks.

      We believe the electronics manufacturing services industry will continue to undergo consolidation. Since the formation of Boundless Manufacturing Services, we frequently engage in discussions with third parties relating to possible acquisitions, strategic alliances, joint ventures and divestitures. The completion of any one transaction may have a material effect on our financial position, results of operations or cash flows taken as a whole. Divestiture of a part of our business, such as the sale of our Windows-based terminal product line in June 2001, may result in the cancellation of orders and charges to earnings. Acquisitions and strategic alliances may require us to integrate with a different company culture, management team and business infrastructure. We may also have to develop, manufacture and market our products with their products in a way that enhances the performance of the combined business or product line. Depending on the size and complexity of an acquisition, our successful integration of the entity depends on a variety of factors, including:

      o     The hiring and retention of key employees,

      o     Management of facilities in separate geographic areas, and

      o The integration or coordination of different research and development and product manufacturing facilities.

All of these efforts require varying levels of management resources, which may divert our attention from other business operations.

We earn a material portion of our revenue from sales to customers outside the United States which may adversely be affected by certain international factors.

         For the year ended December 31, 2001, sales outside the United States made up approximately 22% of our revenues as compared to 26% for the year ended December 31, 2000. For the first six months of 2002 sales outside the United States made up approximately 17% of our revenues. Key suppliers are also located outside of the United States. Our future earnings or financial position could be adversely affected by a variety of international factors, including:

      o     Changes in a country or region's political or economic conditions,

      o     Trade protection measures,

      o     Import or export licensing requirements,

      o     The overlap of different tax structures,

      o     Unexpected changes in regulatory requirements,

      o     Differing technology standards,

      o     Natural disasters.

We earn a material portion of our revenue from sales to three customers.

      We market our terminal products through original equipment manufacturers ("OEMs") and reseller distribution channels. Customers can buy our products from an international network of value-added resellers ("VARs") and regional distributors. Through our sales force, we sell directly to large VARs and regional distributors and also sell to major national and international distributors. We sell our manufacturing services to OEMs.

      For the quarter ended June 30, 2002, our sales to each of Hewlett Packard/Compaq and Comdial Corporation, as a percentage of our total revenues, were 10% respectively. We believe a decline in the level of sales to these customers, without growth in other areas of our business, could adversely affect our results of operations and liquidity.

We depend on our chief executive officer and other key management personnel to operate and grow.

      We believe the efforts of our executive officers and other management personnel, including Joseph Joy, Jr. our Chief Executive Officer, and Anthony Giovaniello, our Executive Vice President, are essential to our operations and growth. The loss of the services of Messrs. Joy or Giovaniello would materially adversely affect us. Boundless Manufacturing Services, Inc. has employment agreements, expiring July 1, 2003, with each of Joseph Joy and Anthony Giovaniello.

We may need to replace obsolete equipment at substantial unanticipated costs.

      Our success will depend on our ability to adapt timely and effectively to rapidly occurring technological advances in manufacturing equipment. We utilize sophisticated surface mount technology equipment. To remain competitive, we may need to make substantial capital investments in new equipment that has made our existing equipment obsolete. Other technologies developed by competitors may significantly reduce demand for our services or render our services obsolete.

Regulatory changes may impose constraints, additional costs or other burdens on us.

      We produce plug-in circuit board assemblies using solder and other substances regulated under various federal and state laws governing the environment. It is our policy to apply strict standards for environmental protection to sites inside and outside the U.S., even when not subject to local government regulations. State and local agencies, as well as federal lawmakers, may impose new laws and regulations that could have a significant impact on our business.

Sales, or the expectation of sales, of substantial amounts of our common stock in this offering or otherwise could decrease our stock price.

      There will be no underwriter or coordinating broker to manage the distribution of the up to 1,817,569 shares offered and sold in this offering. Accordingly, there will be no control over the timing and amount of shares sold by selling stockholders. The shares issuable by us upon conversion of our Series A Preferred Stock are required to be registered by the earlier to occur of (i) the first anniversary of the issue date of the Series A Preferred or (ii) the 150th day immediately following the 10th consecutive trading day in which the closing price of our common stock on a publicly-trading market is greater than $1.50 per share. In addition, a number of shares of the Company that are not included in this offering can be sold publicly from time to time under Rule 144. Also, up to 1,343,947 shares may be eligible for resale publicly from time to time following exercise of options granted to our employees.

The issuance of shares of our common stock by us to the selling stockholders will dilute our other stockholders.

      The 759,692 shares covered by this prospectus that underlie warrants have exercise prices of between $1.10 and $18.60 per share, or a weighted average exercise price of $6.09 per share. The issuance of shares by us upon the exercise of the warrants will dilute the percentage holding of each other stockholder and may decrease our stock price.

      As part of the restructuring of our debt, we are required to issue shares of mandatorily redeemable convertible preferred stock ("Preferred Stock") with a stated value of $3,115,800. If all of such Preferred Stock, including the Preferred Stock which we issued to our prior secured lenders, is converted, we would be required to issue approximately 1,455,090 shares of our common stock, subject to adjustment. In the event that we (i) subdivide the outstanding shares of common stock into a larger number of shares, (ii) combine the outstanding shares of common stock into a smaller number of shares, or (iii) issue by reclassification of the common stock any shares of our capital stock, then the Conversion Amount in effect on the record date for such subdivision, combination or reclassification shall be proportionately adjusted so that the record holder of any shares of the Preferred Stock converted after such date shall be entitled to receive the kind and amount of shares which such holder would have owned or have been entitled to receive had such shares of Preferred Stock been converted immediately prior to such date.

Our share price has ranged greatly in the past and may be very volatile in the future.

      Since January 1999, the market price of our common stock has ranged between $.42 and $20.00.

      In the future, our share price could be affected by a number of factors, including:

            o     actual or anticipated fluctuations in our operating results;

            o changes in expectations as to our future financial performance or changes in financial estimates of securities analysts;

            o     announcements of technological innovations;

            o the operating and stock price performance of other comparable companies;

            o     general stock market or economic conditions; and

            o sales of stock by the selling stockholders pursuant to this prospectus or otherwise.

      In addition, the stock market in general has experienced volatility that often has been unrelated to the operating performance of particular companies. These broad market and industry fluctuations may adversely affect the trading price of our common stock regardless of our actual operating performance.

Provisions of law may prevent takeovers and depress the price of our shares.

      Certain provisions of Delaware law could make it more difficult for a third party to acquire, or discourage a third party from attempting to acquire, control of us. We are currently subject to the provisions of Section 203 of the Delaware General Corporation Law regulating corporate takeovers. Subject to specified exceptions, Section 203 prevents Delaware corporations whose securities are publicly held, including those listed on the American Stock Exchange, from engaging, with some exceptions, in a "business combination" which includes a merger or sale of more than 10% of the corporation's assets, with any interested stockholder for three years following the date that the stockholder became an interested stockholder. An interested stockholder is a stockholder who acquired 15% or more of the corporation's outstanding voting stock without prior approval of the corporation's board of directors. Such provisions could limit the price that investors might be willing to pay in the future for our common stock because they believe our management can defeat a takeover of our company that could be beneficial to non-management stockholders.

Indemnification and limitation of liability of our officers and directors may insulate them from accountability to stockholders at substantial cost to us.

      Our certificate of incorporation includes provisions whereby our officers and directors are to be indemnified by us against liabilities to the fullest extent permissible under Delaware law. We have separately agreed with each member of our Board of Directors to indemnify him to the fullest extent permitted by law and advance any legal expenses in connection with such indemnification. Our certificate of incorporation also limits a director's liability for monetary damages for breach of fiduciary duty, except for liability for any breach of the director's duty of loyalty to the Company or its stockholders, for acts and omissions not in good faith or which involve intentional misconduct or a knowing violation of law, under Section 174 of the Delaware

General Corporation Law, or for any transaction from which the director derived an improper personal benefit. In addition, our certificate of incorporation provides that we advance the legal expenses of our officers and directors who are required to defend against claims. These provisions and agreements may have the effect of reducing the likelihood of suits against directors and officers even though such suits, if successful, might benefit us and our stockholders. Furthermore, a stockholder's investment in our company may be adversely affected if we pay the cost of settlement and damage awards against directors and officers.

Forward Looking Information

      This prospectus contains, and incorporates by reference, forward-looking statements that involve assumptions, risks and uncertainties. The words "anticipate," "estimate," "expect," "will," "could," "may," "is targeting" and similar words are intended to identify forward-looking statements. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risk factors set forth above. Should any one of these or other risks and uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated by forward-looking statements. We undertake no obligation to update forward-looking statements.

                       WHERE YOU CAN FIND MORE INFORMATION

      We file annual, quarterly and other reports and information with the Securities and Exchange Commission. You may read and copy any document we file at the SEC's public reference rooms at 450 Fifth Street, N.W. in Washington, D.C. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public at the SEC's web site at http://www.sec.gov.

      This prospectus is part of a registration statement on Form S-3 filed with the SEC under the Securities Act of 1933. This prospectus omits some of the information contained in the registration statement. You should refer to the registration statement for further information with respect to the securities offered by this prospectus. Any statement contained in this prospectus concerning the provisions of any document filed as an exhibit to the registration statement or otherwise filed with the SEC is not necessarily complete, and in each case you should refer to the copy of the document filed for complete information.

      The SEC allows us to "incorporate by reference" the information we file with it, which means we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until all of the securities covered by this prospectus are sold by the selling stockholders.

      1. Our Current Reports on Form 8-K filed with the Commission on January 23, 2002, April 30, 2002, and July 10, 2002.

      2. Our quarterly report on Form 10-Q for our fiscal quarter ended June 30, 2002, filed August 14, 2002.

      3. Our quarterly report on Form 10-Q for our fiscal quarter ended March 31, 2002, filed May 14, 2002.

      4. Our annual report on Form 10-K for our fiscal year ended December 31, 2001, filed April 1, 2002.

      5. The description of our common stock contained in Item 1 of our Registration Statement on Form 8-A filed May 25, 1999.

      You may request a copy of these filings, at no cost, by writing or telephoning us:

                   100 Marcus Blvd.
                   Hauppauge, New York 11788
                   Attention: Joseph Gardner, Chief Financial Officer
                   (631) 342-7400

                    USE OF PROCEEDS FROM EXERCISE OF WARRANTS

      We will not realize any proceeds from the sale of the shares pursuant to this prospectus. At most, we will receive a total of $4,628,751 if all warrants to purchase 759,692 shares offered by this prospectus are exercised by selling stockholders who do not utilize cashless exercise provisions of their warrants. These proceeds will be available to us for working capital and general corporate purposes.

                              SELLING STOCKHOLDERS

      The following table sets forth the name of, and total number of shares of common stock beneficially owned and offered by, each selling stockholder. After the offering is complete, none of the selling stockholders will own more than one percent of our outstanding common stock. None of the shares underlying stock options described in the notes to the following table are being offered pursuant to this Prospectus.

                                               Number of Shares Beneficially                Number of Shares
Selling Stockholder                             Owned as of August 28, 2002                      Offered
-------------------                             ---------------------------                      -------
JP Morgan Chase                                           400,000(1)                             100,000
Neoware Systems, Inc.                                     383,335(2)                             383,335
Unique Co-operative Solutions, Inc.                     1,017,389(3)                             319,445
Goldplate Holdings, LTD                                   307,502(4)                             307,502
OST, Inc.                                                 159,723(5)                             159,723
Morgan Kent Group                                         294,380(6)                             150,000
John D. Ryan                                              108,345(7)                             106,345
Joseph V. Joy, Jr.                                         67,393(8)                              45,393
J. Gerald Combs                                           370,923(9)                              44,723
James F. Stephens                                          73,485(10)                             30,485
Ladenburg Thalman & Co. Inc.                               30,000(11)                             30,000
Phillip Kempisty                                           26,622(12)                             26,622
Steve Maysonave                                           127,222(13)                             26,622
Gary Wood                                                 173,897(14)                             26,622
Anthony Giovaniello                                        40,022(15)                             22,362
Joseph Gardner                                            101,408(16)                             14,908
Joseph Joy, Sr.                                            29,136(17)                             13,312
Virginia Saneski                                            7,535(18)                              3,835
Leslie Solomon                                              5,835(19)                              3,835
Evan M. Levine                                              2,500(20)                              2,500
                                                        ---------                              ---------

                                                        3,726,652                              1,817,569
                                                        =========                              =========

(1) Includes 100,000 shares issuable upon the exercise of three warrants. On April 14, 1999 we granted the holder (then known as The Chase Manhattan Bank, N. A.) two warrants to purchase 35,000 and 15,000 shares of our common stock at per share exercise prices of $4.50 and $7.00, respectively. On May 25, 2000, we granted the holder a warrant to purchase 50,000 shares at an exercise price of $6.88 per share. The three warrants expire five years following the date of grant. JP Morgan Chase has acted as the agent representing a bank syndicate with which we maintain a credit facility.

(2) Includes 50,001 shares issuable upon the exercise of a warrant. The warrant was granted June 29, 2001, in connection with a sale of our common stock. The warrant vests immediately, has an exercise price per share of common stock of $1.10, and expires five years following the date of grant. In June 2001 Neoware Systems Inc. purchased our Windows-based terminal product line for $1,600,000. As part of the transaction, we secured an agreement to manufacture certain products for Neoware Systems, Inc.

(3) Includes 41,667 shares issuable upon the exercise of a warrant and 40,000 shares issuable upon the exercise of non-qualified stock options. The warrant was granted June 4, 2001, in connection with a sale of our common stock. The warrant vests immediately, has an exercise price per share of common stock of $1.30, and expires five years following the date of grant. Prior to our sale of the Windows-based terminal product line in June 2001, Unique Co-operative Solutions, Inc. had been a reseller of our products. Sales of products to Unique Co-operative Solutions, Inc. during the past three years were not material to the results of our operations. Unique Co-operative Solutions, Inc. has sole voting and dispositive power with respect to the common stock it owns. Mr. Oscar Smith is an independent member of our Board of Directors, and serves on the Compensation Committee of our Board of

      Directors. Mr. Smith, as sole owner and director of Unique Co-operative Solutions, Inc., has shared voting and dispositive power with respect to the common stock owned by Unique Co-operative Solutions, Inc.

(4) Includes 307,502 shares issuable upon the exercise of a warrant with an exercise price of $7.50 per share. The warrant was originally granted to Morgan Kent Group on December 12, 1994 and expires December 12, 2004. During 2000, the warrant was assigned by Morgan Kent Group to Goldplate Holdings, LTD. Mr. Fred Schulman is the principal of Goldplate Holdings, LTD., and exercises the voting and investment powers over the common stock. Mr. Schulman is also the principal of CrossRoads Capital Corporation, with whom, for the period April 1999 through March 2001, we had contracted to perform consulting services, and is the president of Morgan Kent Group.

(5) Includes 20,834 shares issuable upon the exercise of a warrant. The warrant was granted May 31, 2001, in connection with a sale of our common stock. The warrant vests immediately, has an exercise price per share of common stock of $1.36, and expires five years following the date of grant. Mr. Michael Casper controls the voting and dispositive authority with respect to the shares owned by OST, Inc.

(6) Includes 150,000 shares issuable upon the exercise of a warrant. The warrant has a per share exercise price of $5.80. The warrant expires May 18, 2005. Until approximately December 2000 or January 2001, Morgan Kent Group had been our largest stockholder and owned a controlling stake. During the preceding three years, the following individuals held officer or director positions with both Morgan Kent Group and our company: Mr. J. Gerald Combs, our former Chairman and Chief Executive Officer, had been the Chairman of Morgan Kent Group from April 1997 to December 1999, and Mr. Jeffrey K. Moore, our former Vice President of Corporate Development, holds the position of Chairman of Morgan Kent Group. Mr. Fred Schulman maintains dispositive authority with respect to the shares owned by Morgan Kent Group.

(7) John D. Ryan is our Vice President, Supply Chain Innovation and General Manager-Hauppauge Campus. Includes 19,195 shares issuable upon the exercise of two warrants and 2,000 shares issuable upon the exercise of incentive stock options. The warrants were granted in connection with the sale of our common stock in February 2001 and June 2001, respectively. Both warrants vest immediately and expire five years from the date of grant. One warrant, for the purchase of 15,306 shares of common stock, was granted February 23, 2001, with an exercise price of $2.40 per share of common stock. The second warrant, for the purchase of 3,889 shares of common stock, was granted June 1, 2001, with an exercise price per share of common stock of $1.30.

(8) Joseph V. Joy, Jr. is our Chief Executive Officer and a member of our Board of Directors. Includes 8,042 shares issuable upon the exercise of warrants and 2,000 shares issuable upon the exercise of incentive stock options. The warrants were granted in connection with the sale of our common stock in February 2001 and June 2001, respectively. Both warrants vest immediately and expire five years from the date of grant. One warrant, for the purchase of 6,097 shares of common stock, was granted February 23, 2001, with an exercise price of $2.40 per share of common stock. The second warrant, for the purchase of 1,945 shares of common stock, was granted June 1, 2001, with an exercise price per share of common stock of $1.30. Mr. Joy also owns 12.5% of the outstanding capital stock of Boundless Manufacturing Services, Inc.

(9) J. Gerald Combs is a member and the former Chairman of our Board of Directors and the former Chief Executive Officer of our company, and served as Chairman of Morgan Kent Group from April 1997 to December 1999. Includes 5,834 shares issuable upon the exercise of warrants and 325,000 shares issuable upon the exercise of incentive stock options. The warrant was granted June 1, 2001, in connection with a sale of our common stock. The warrant vests immediately, has an exercise price per share of common stock of $1.30, and expires five years following the date of grant.

(10) James F. Stephens is an independent member of our Board of Directors. Mr. Stephens serves on the Audit Committee. Includes 6,097 shares issuable upon the exercise of a warrant and 43,000 shares issuable upon the exercise of non-qualified stock options. The warrant was granted February 23, 2001, in connection with a sale of our common stock. The warrant vests immediately, has an exercise price per share of common stock of $2.40, and expires five years following the date of grant.

(11) Includes 30,000 shares issuable upon the exercise of a warrant. The warrant was granted May 22, 1997, as compensation for services provided by the holder. The shares underlying the warrant are exercisable at $18.60 per common share. The warrant expires May 22, 2002.

(12) Includes 3,473 shares issuable upon the exercise of a warrant. The warrant was granted June 7, 2001, in connection with a sale of our common stock. The warrant vests immediately, has an exercise price per share of common stock of $1.33, and expires five years following the date of grant.

(13) Mr. Maysonave is a former member of our Board of Directors and the Board of Merinta Inc., a former subsidiary. Includes 3,473 shares issuable upon the exercise of warrants and 90,000 shares issuable upon the exercise of incentive stock options. The warrant was granted June 1, 2001, in connection with a sale of our common stock. The warrant vests immediately, has an exercise price per share of common stock of $1.30, and expires five years following the date of grant.

(14) Gary Wood is a former member of our Board of Directors. Includes 3,473 shares issuable upon the exercise of a warrant and 115,000 shares issuable upon the exercise of non-qualified stock options. The warrant was granted June 7, 2001, in connection with a sale of our common stock. The warrant vest immediately, has an exercise price per share of common stock of $1.33, and expires five years following the date of grant.

(15) Anthony Giovaniello is our Vice President, Business Development, and a member of our Board of Directors. Includes 2,917 shares issuable upon the exercise of a warrant and 2,000 shares issuable upon the exercise of incentive stock options. The warrant was granted June 1, 2001, in connection with a sale of our common stock. The warrant vests immediately, has an exercise price per share of common stock of $1.30, and expires five years following the date of grant. Mr. Giovaniello also owns 12.5% of the outstanding capital stock of Boundless Manufacturing Services, Inc.

(16) Joseph Gardner is our Chief Financial Officer. Includes 1,945 shares issuable upon the exercise of warrants and 82,000 shares issuable upon the exercise of incentive stock options. The warrant was granted June 1, 2001, in connection with a sale of our common stock. The warrant vests immediately, has an exercise price per share of common stock of $1.30, and expires five years following the date of grant.

(17) Includes 9,649 shares issuable upon the exercise of two warrants. The warrants were granted June 6, 2001, and July 9,2002, in connection with the sale of our common stock. The warrants vest immediately, have an exercise price per share of common stock of $1.26 with respect to a warrant to purchase 1,737 shares of our Common Stock and $0.6952 with respect to a warrant to purchase 7,912 shares of our Common Stock, and expire five years following the date of grant. Mr. Joy, Sr. is the father of Joseph Joy, our Chief Executive Officer. Each disclaims beneficial ownership of the other's respective shares and warrants.

(18) Virginia Saneski is our Controller. Includes 501 shares issuable upon the exercise of a warrant and 3,700 shares issuable upon the exercise of incentive stock options. The warrant was granted June 11, 2001, in connection with a sale of our common stock. The warrant vests immediately, has an exercise price per share of common stock of $1.30, and expires five years following the date of grant.

(19) Leslie Solomon is our Director of Business Development. Includes 501 shares issuable upon the exercise of a warrant and 2,000 shares issuable upon the exercise of incentive stock options. The warrant was granted June 11, 2001, in connection with a sale of our common stock. The warrant vests immediately, has an exercise price per share of common stock of $1.30, and expires five years following the date of grant.

(20) Includes 2,500 shares issuable upon the exercise of a warrant. The warrant was granted December 9, 1994, and expires December 12, 2004. The exercise price per share of common stock underlying the warrant is $18.40.

                              PLAN OF DISTRIBUTION

      We will receive no part of the proceeds of any sales made by the selling stockholders. We will pay all expenses of registration incurred in connection with this offering and the offering and sale of the shares, other than commissions, discounts and fees of brokers, dealers or agents.

      We are registering the shares of common stock on behalf of the selling stockholders.

      Sales of shares may be made by the selling stockholders, including their respective donees, transferees, pledgees or other successors-in-interest, from time to time on the American Stock Exchange, any other exchange upon which our shares may trade in the future, or in the over-the-counter market, at market prices prevailing at the time of sale, at prices related to market prices or at negotiated prices. The shares may be sold by one or more of, or a combination of, the following:

      - a block trade in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

      - purchases by a broker-dealer as principal and resale by such broker-dealer for its account pursuant to this prospectus;

      - ordinary brokerage transactions and transactions in which the broker solicits purchases;

      -     through options, swaps or derivatives;

      -     in privately negotiated transactions;

      -     in transactions to cover short sales; and

      -     put or call option transactions relating to the shares.

      The selling stockholders may effect these transactions by selling shares directly to purchasers or to or through broker-dealers, which may act as agents or principals. These broker-dealers may receive compensation in the form of discounts, concessions or commissions from selling stockholders and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). We are not aware of any selling stockholder having entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of its securities.

      The selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with those transactions, the broker-dealers or other financial institutions may engage in short sales of the shares or of securities convertible into or exchangeable for the shares in the course of hedging positions they assume with selling stockholders. The selling stockholders may also enter into options or other transactions with broker-dealers or other financial institutions which require the delivery of shares offered by this prospectus to those broker-dealers or other financial institutions. The broker-dealer or other financial institution may then resell the shares pursuant to this prospectus (as amended or supplemented to reflect those transactions).

      The selling stockholders and any broker-dealers that act in connection with the sale of shares may be deemed to be "underwriters" within the meaning of
Section 2(11) of the Securities Act of 1933, and any commissions received by broker-dealers or any profit on the resale of the shares sold by them while acting as principals may be deemed to be underwriting discounts or commissions under the Securities Act of 1933. The selling stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares against liabilities, including liabilities arising under the Securities Act of 1933.

      Because the selling stockholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933, they will be subject to the prospectus delivery requirements of the Securities Act of 1933. The anti-manipulative provisions of Regulation M promulgated under the Securities Exchange Act of 1934 may apply to limit the timing of purchases and sales of our shares by the selling stockholders.

      The selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act of 1933, provided they meet the criteria and conform to the requirements of Rule 144.

      Upon being notified by a selling stockholder that a material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, we will file a supplement to this prospectus, if required pursuant to Rule 424(b) under the Securities Act of 1933, disclosing:

      - the name of the selling stockholder and of the participating broker-dealer(s);

      -     the number of shares involved;

      -     the initial price at which the shares were sold;

      - the commissions paid or discounts or concessions allowed to the broker-dealer(s), where applicable;

      - that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and

      -     other facts material to the transactions.

      In addition, we will file a supplement to this prospectus when a selling stockholder notifies us that a donee or pledgee intends to sell more than 500 shares of common stock.

      We have agreed to keep this prospectus current until the earlier of:

      o the date on which the selling stockholders may sell all of their shares of common stock offered by this prospectus without restriction pursuant to Rule 144(k);

      o the date on which the selling stockholders have sold all of their shares of common stock offered by this prospectus; and

      o the date which is two years after the warrants to purchase shares of the common stock offered by this prospectus have been exercised in full.

      We have agreed to indemnify the selling stockholders against certain liabilities, including liabilities under the Securities Act of 1933.

                    INDEMNIFICATION OF DIRECTORS AND OFFICERS

      Our certificate of incorporation provides that we will indemnify to the fullest extent permitted by law any person made or threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person or such person's testator or intestate is or was a director or officer of our company. In addition, we have insurance providing indemnification for our directors and officers for certain liabilities. Separately, we have agreed with each member of our Board of directors to indemnify him to the fullest extent permitted by law and advance any legal expenses in connection with such indemnification. We believe that these indemnification provisions and agreements and related insurance are necessary to attract and retain qualified directors and officers.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

                                  LEGAL MATTERS

      Our counsel, Fischbein o Badillo o Wagner o Harding, New York, New York, will issue an opinion on the legality of the shares of common stock offered by this prospectus.

                                     EXPERTS

      The financial statements and schedules incorporated by reference in this Prospectus have been audited by BDO Seidman, LLP, independent certified public accountants, to the extent and for the periods set forth in their report (which contains an explanatory paragraph regarding our ability to continue as a going concern) incorporated herein by reference, and are incorporated herein in reliance upon such report, given upon the authority of said firm as experts in auditing and accounting.

                                     PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

      The following table sets forth the estimated expenses (other than underwriting discounts and commissions) payable by the Registrant in connection with the issuance and distribution of the securities being registered. Except for the SEC filing fee, all expenses have been estimated and are subject to future contingencies.

              SEC registration fee...................     $    422.17
              Amex listing fee.......................     $ 17,500.00
              Legal fees and expenses................     $ 25,000.00
              Miscellaneous..........................     $ 25,000.00
                                                          -----------

                       Total                              $ 67,922.17
                                                          ===========

Item 15. Indemnification of Directors and Officers

      The Certificate of Incorporation of the Registrant provides that the Registrant shall indemnify any person to the full extent permitted by the Delaware General Corporation Law (the "GCL"). Section 145 of the GCL, relating to indemnification, is hereby incorporated herein by reference.

      In accordance with Section 102(b)(7) of the GCL, the Certificate of Incorporation of the Registrant eliminates the personal liability of directors to the Registrant or its stockholders for monetary damage for breach of fiduciary duty as a director with certain limited exceptions set forth in
Section 102(b)(7) of the GCL.

      Separately, we have agreed with each member of our Board of Directors to indemnify him to the fullest extent permitted by law and advance any legal expenses in connection with such indemnification.

Item 16. Exhibits

Exhibit No.      Description of Exhibit
-----------      ----------------------

5.1              Opinion of Fischbein o Badillo o Wagner o Harding

23.1(a) Consent of Fischbein o Badillo o Wagner o Harding (filed as part of Exhibit 5.1)

23.1(b)          Consent of BDO Seidman, LLP.

24               Power of Attorney (included on signature page)

Item 17. Undertakings

      (a)   The Registrant will:

            (1) File during any period in which selling stockholders offer or sell securities, a post-effective amendment to this registration statement to include any additional or changed material information on the plan of distribution.

            (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

            (3) File a post effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

      (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

            In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hauppauge, State of New York, on the 6th day of September, 2002.

                                 BOUNDLESS CORPORATION


                                 By: /s/ Joseph V. Joy, Jr.
                                     -------------------------------------------
                                     Joseph V. Joy, Jr., Chief Executive Officer

                                POWER OF ATTORNEY

      KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below under the heading "Signature" constitutes and appoints Joseph V. Joy, Jr. and Joseph Gardner, or either of them, his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities to sign any or all amendments to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated:

       Signature                     Title                           Date
       ---------                     -----                           ----

/s/ Joseph V. Joy, Jr.     Chief Executive Officer            September 6, 2002
-----------------------    and Director
Joseph V. Joy, Jr.

/s/ Joseph Gardner         Chief Financial Officer            September 6, 2002
-----------------------    (Principal Financial and
Joseph Gardner             Accounting Officer)

/s/ John J. McGovern       Director, Chairman of the Board    September 6, 2002
-----------------------
John J. McGovern

/s/ Richard Bowman         Director                           September 6, 2002
-----------------------
Richard Bowman

/s/ Gary Brooks            Director                           September 6, 2002
-----------------------
Gary Brooks

/s/ J. Gerald Combs        Director                           September 6, 2002
-----------------------
J. Gerald Combs

/s/ Anthony Giovaniello    Vice President and Director        September 6, 2002
-----------------------
Anthony Giovaniello

/s/ Safwan Masri           Director                           September 6, 2002
-----------------------
Safwan Masri

/s/ Oscar Smith            Director                           September 6, 2002
-----------------------
Oscar Smith

/s/ James F. Stephens      Director                           September 6, 2002
-----------------------
James F. Stephens

/s/ Joseph Gardner                                            September 6, 2002
-----------------------
   Attorney-in-Fact

                           INDEX OF EXHIBITS ATTACHED
                              BOUNDLESS CORPORATION
                                    FORM S-3

5.1      Opinion and Consent of Fischbein o Badillo o Wagner o Harding

23.1(b)  Consent of BDO Seidman, LLP.